                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              MEDAPHIS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

Medaphis Logo                           MEDAPHIS CORPORATION
                                       2700 CUMBERLAND PARKWAY
                                              SUITE 300
                                       ATLANTA, GEORGIA 30339

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 30, 1998

                             ---------------------


     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Medaphis Corporation (the "Company") will be held at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303 on Thursday, April 30, 1998 at 10:00 a.m. for the following purposes:


          (1) To elect six (6) directors;


          (2) To approve an amendment to the Company's Employee Stock Purchase Plan, as amended, to increase the total number of shares of common stock available for sale under such plan from three hundred thousand (300,000) shares to one million (1,000,000) shares; and



          (3) To transact such other business as may properly come before the meeting or any adjournment thereof.


     The Board of Directors has fixed the close of business on March 6, 1998 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the meeting and any adjournment thereof.

     Your attention is directed to the Proxy Statement submitted with this Notice.

                                          By Order of the Board of Directors,


                                          Randolph L.M. Hutto

                                          Executive Vice President,
                                          General Counsel and
                                          Secretary

Atlanta, Georgia

March 20, 1998


     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                              MEDAPHIS CORPORATION
                            2700 CUMBERLAND PARKWAY
                                   SUITE 300
                             ATLANTA, GEORGIA 30339

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 30, 1998



                                                                  March 20, 1998



     The enclosed form of proxy is solicited by the Board of Directors of Medaphis Corporation ("Medaphis" or the "Company"), which has its principal executive offices at 2700 Cumberland Parkway, Suite 300, Atlanta, Georgia 30339, for use at the annual meeting of stockholders to be held on April 30, 1998 at 10:00 a.m. at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303, and any adjournment thereof. When a proxy is properly executed and returned, the shares it represents will be voted as directed at the meeting and any adjournment thereof or, if no direction is indicated, such shares will be voted in favor of the proposals set forth in the notice of the annual meeting of stockholders attached hereto. Any stockholder giving a proxy has the power to revoke it at any time before it is voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking such proxy or (ii) a duly executed proxy bearing a later date. Furthermore, if a stockholder attends the meeting and elects to vote in person, any previously executed proxy is thereby revoked.



     Only stockholders of record as of the close of business on March 6, 1998 will be entitled to vote at the annual meeting. As of that date, the Company had outstanding 73,692,727 shares of common stock, $.01 par value ("Common Stock"). Each share of Common Stock is entitled to one vote. No cumulative voting rights are authorized and appraisal rights for dissenting stockholders are not applicable to the matters being proposed. It is anticipated that this proxy statement ("Proxy Statement") and the accompanying proxy will first be mailed to stockholders on or about March 27, 1998.



     Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of elections appointed for the meeting who will also determine whether a quorum is present for the transaction of business. The Company's Amended and Restated By-laws provide that a quorum is present if the holders of a majority of the issued and outstanding stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present, and thus will have the effect of a vote against a proposal that requires the affirmative vote of a majority of the votes cast by the stockholders of Common Stock present in person or by proxy and entitled to vote thereon. Shares held by nominees for beneficial owners will also be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented and even though the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner (a "broker non-vote"). Abstentions may be specified on all proposals other than the election of directors, and will have no effect on the vote for election of directors. Broker non-votes will not be counted as votes for or against matters presented for stockholder consideration.

                             ELECTION OF DIRECTORS


     Management of the Company and the Board recommend the election of the nominees listed below for the office of director to hold office until the next annual meeting and until their successors are elected and qualified. All of such nominees are members of the present Board. With the exception of Mr. C. Christopher Trower, who was appointed to the Board on May 19, 1997, each of such nominees was elected by the stockholders at the last annual meeting.


     The Board has no reason to believe that any of the nominees for the office of director will be unavailable for election as a director. However, if at the time of the annual meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote for such substitute nominees, vote to allow the vacancy created thereby to remain open until filled by the Board, or vote to reduce the number of directors for the ensuing year, as the Board recommends. In no event, however, can the proxy be voted to elect more than six directors. The election of the nominees to the Board requires the affirmative vote of a plurality of the votes cast by stockholders present at the annual meeting in person or by proxy. With respect to the election of directors, votes may be cast or withheld for each nominee. Votes that are withheld will have no effect on the election of directors. Stockholders eligible to vote at the annual meeting do not have cumulative voting rights with respect to the election of directors.

                           MANAGEMENT OF THE COMPANY

DIRECTORS STANDING FOR REELECTION

     Set forth below are the nominees for re-election to the Board. Also set forth below as to each nominee is his age, the year in which he was first elected a director, a brief description of his principal occupation and business experience during the past five years, directorships of certain companies presently held by him, and certain other information, which information has been furnished by the respective individuals.

ROBERT C. BELLAS, JR.
Age 55
Director since 1987

     Mr. Bellas has been a general partner of Morgenthaler Ventures, a private equity investment firm based in Cleveland, Ohio, since 1984, where he is responsible for the firm's investments in healthcare services, medical devices and biomedical ventures. Mr. Bellas is a member of the Board of Directors of CardioThoracic Systems, Inc., Vical, Inc., and several privately held healthcare companies.

DAVID R. HOLBROOKE, M.D.
Age 57
Director since 1994

     Dr. Holbrooke has been the President and Chief Executive Officer of Advocates Rx, Inc., a medical management and healthcare venture development company, since 1995. From 1983 to 1995, Dr. Holbrooke served as President and Chief Executive Officer of Holbrooke & Associates. Dr. Holbrooke has a 25 year history of entrepreneurship, management, medical practice, and new business development experience in the healthcare services industry. He currently is active as a board member and investor in several privately held healthcare companies.

DAVID E. MCDOWELL
Age 55
Director since 1996

     Mr. McDowell was appointed to the Board in May 1996. In October 1996, Mr. McDowell became the Chairman and Chief Executive Officer of the Company. From 1992 to 1996, he was President, Chief Operating Officer and a director of McKesson Corporation. McKesson is the world's largest distributor of pharmaceutical and healthcare products through McKesson Drug Company in the United States and Medis Health and Pharmaceutical Services, Inc. in Canada. Prior to 1992, Mr. McDowell served for over 25 years as a senior executive at IBM, including as a Vice President and President of the National Services Division.

JOHN C. POPE
Age 48
Director since 1997

     Mr. Pope has been Chairman of the Board of MotivePower Industries, Inc., a manufacturer of locomotives and locomotive components, since December 1995. From January 1988 to July 1994, Mr. Pope held various positions with UAL Corporation and its subsidiary, United Airlines, Inc., most recently as President, Chief Operating Officer and Director. Mr. Pope is also a member of the Board of Directors of Federal-Mogul Corporation, Wallace Computer Services, Inc., Lamalie Associates, Inc., Waste Management, Inc., and Dollar Thrifty Automotive Group, Inc.

DENNIS A. PRYOR
Age 55
Director since 1993

     Mr. Pryor joined the Company in January 1993 in connection with the acquisition of CompMed, Inc. ("CompMed") and subsequently became a director of the Company. In 1993, Mr. Pryor also served as Chief Executive Officer of CompMed. From 1976 through 1992, Mr. Pryor was the principal owner and Chairman of the Board of CompMed.

C. CHRISTOPHER TROWER
Age 49
Director since 1997


     Mr. Trower, a member of the Georgia and Kentucky bars, is engaged in the private practice of law. Since June, 1997, he has been the owner of the Atlanta law firm of electriclaw.com. From 1988 to June, 1997, Mr. Trower was a partner of the Atlanta law firm of Sutherland, Asbill & Brennan.


BOARD REPRESENTATION

     Effective May 6, 1996, the Company acquired all of the outstanding stock of BSG Corporation, a Delaware corporation ("BSG") in a merger transaction (the "BSG Merger"). Pursuant to the terms of a Merger Agreement dated as of March 15, 1996, among the Company, BSG and BSGSub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, for a period of five years following the closing of the BSG Merger, the Company will nominate a designee of Raymond J. Noorda and Steven G. Papermaster for election as a member of the Board. Steven
G. Papermaster was initially so designated and was elected a member of the Board on May 15, 1996. Also in May 1996, Mr. Papermaster was elected an Executive Vice President of Medaphis. On March 21, 1997, Mr. Papermaster resigned as a director and Executive Vice President of Medaphis. Mr. Papermaster resigned from all offices with subsidiaries of the Company on October 14, 1997. As of the date hereof, Messrs. Noorda and Papermaster have not designated a replacement nominee.

OPERATION OF THE BOARD OF DIRECTORS

     The Company has an Audit Committee of the Board (the "Audit Committee") which, during 1997, was composed of David R. Holbrooke, M.D., Chairman, Robert
C. Bellas, Jr., and C. Christopher Trower. The Audit Committee is responsible for meeting with the Company's auditors at least annually to review the Company's financial statements and internal accounting controls. The Audit Committee is also responsible for submitting recommendations to the Board regarding the Company's internal accounting controls. The Audit Committee may exercise such additional authority as may be prescribed from time to time by resolution of the Board.

     The Company has a Compensation Committee of the Board (the "Compensation Committee") which, during 1997, was composed of Robert C. Bellas, Jr., Chairman, David R. Holbrooke, M.D., and John C. Pope. The Compensation Committee makes recommendations at least annually to the Board regarding the compensation of the officers of the Company. The Compensation Committee may exercise such additional authority as may be prescribed from time to time by resolution of the Board.

     The Company does not have a nominating committee.

     During 1997, the Board met twenty (20) times, the Audit Committee met fourteen (14) times and the Compensation Committee met eleven (11) times. All of the directors attended 75% or more of the aggregate number of meetings of the Board and all committees on which they served during 1997.

DIRECTORS' COMPENSATION

     In July 1997, the Company adopted a non-employee director compensation plan. The intent of this plan is to compensate non-employee members of the Board fairly for their talents and time spent on behalf of the Company. The plan provides both cash and equity compensation. The cash compensation consists of an annual retainer in the amount of $16,000 and a fee in the amount of $1,000 for each Board meeting attended. Each Board committee chairman also receives an annual retainer in the amount of $2,000 and a fee in the amount of $750 for each committee meeting attended, and each Board committee member other than a committee chairman receives a fee in the amount of $650 for each committee meeting attended. Equity compensation under the plan consists of an initial grant of 10,000 stock options (upon first election or appointment to the Board) and an annual grant of 2,000 stock options for each year of service thereafter. The stock option plan under which these options are granted is the Company's Non-Employee Director Stock Option Plan (the "Director Plan"). Non-employee directors may elect to defer receipt and taxation of the cash compensation under this plan by participating in the Company's Non-Employee Director Deferred Stock Credit Plan (the "Deferred Stock Credit Plan"). Deferral of taxation is accomplished under the Deferred Stock Credit Plan using a cash-based feature similar in substance to a restricted stock program (i.e., the prospective economic benefit to each participant reflects the full market price per share of the Company's Common Stock, and varies with fluctuations in that price). The pay element is paid to the participant upon retirement from the Board.

     In addition, the Company reimburses each director for out-of-pocket expenses associated with each Board or committee meeting attended and for each other business meeting at which the Company has requested the director's presence.

                       MANAGEMENT COMMON STOCK OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of Common Stock, as of December 31, 1997, by (i) each of the Company's directors, (ii) the Company's named executive officers (as hereinafter defined) and (iii) such directors and all executive officers as a group.


                                                               SHARES OF COMMON
                                                              STOCK BENEFICIALLY   PERCENT OF
NAME                                                               OWNED(1)          CLASS
----                                                          ------------------   ----------
David E. McDowell...........................................       120,000(2)          *
Randolph L. M. Hutto........................................         1,000             *
C. James Schaper............................................        83,334(3)          *
Jerome H. Baglien...........................................        83,334(3)          *
Harvey Herscovitch..........................................        20,334(4)          *
Robert C. Bellas, Jr. ......................................        12,915(5)          *
David R. Holbrooke, M.D.....................................        38,700(6)          *
John C. Pope................................................            --            --
Dennis A. Pryor.............................................       104,000(7)          *
C. Christopher Trower.......................................           700             *
All executive officers and directors as a group (10
  persons)..................................................       464,317             *


---------------

 *  Beneficial ownership represents less than 1% of the outstanding Common
    Stock.
(1) Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has the right to acquire within sixty (60) days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he has no economic or pecuniary interest. Except as set forth in the footnotes below, the persons named above have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them.
(2) Includes 120,000 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options granted under the Company's stock option plans; does not include 210,000 shares that may be acquired upon the exercise of stock options granted under the Company's stock option plans which are subject to an accelerated vesting schedule based on appreciation in the market value of the Common Stock as described elsewhere in this Proxy Statement.
(3) Includes 83,334 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options granted under the Company's stock option plans.
(4) Includes 13,334 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options granted under the Company's stock option plans.
(5) Includes 1,143 shares that are held by the Bellas Family Partnership. Also includes 7,200 shares that are not currently outstanding, but that may be acquired under the Director Plan.
(6) Includes 1,500 shares held in a bank account for the benefit of Dr. Holbrooke's son, a minor. Also includes 7,200 shares that are not currently outstanding, but may be acquired under the Director Plan.
(7) Includes 104,000 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options granted under the Company's stock option plans.

                             EMPLOYMENT AGREEMENTS

     In November 1996, the Company and David E. McDowell, the Company's Chairman and Chief Executive Officer, entered into a five-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. McDowell received a signing incentive of $500,000 and is to receive a base salary of at least $300,000 per year. Mr. McDowell is entitled to reimbursement of certain expenses, including housing and travel expenses, and is also entitled to receive an amount equal to any federal and state income taxes payable by him as a result of such expense reimbursement. Upon early termination of the agreement by the Company other than for cause or by

Mr. McDowell for "good reason" or by either party for any reason following certain change in control events, the Company is obligated to pay Mr. McDowell his annual salary, to provide for the continued vesting of stock option awards described in the agreement and to provide for certain health insurance benefits to Mr. McDowell through November 19, 2001. Upon certain change in control events and a termination of the agreement by Mr. McDowell, the Company will pay to Mr. McDowell (in lieu of its obligation to make the foregoing payments of salary and to provide the foregoing benefits), a termination payment in periodic installments or a lump sum (at Mr. McDowell's option) equal to the salary that would have been payable to Mr. McDowell pursuant to the agreement from the date of termination until November 18, 2001, and an additional amount sufficient to make Mr. McDowell whole with respect to any tax which may be imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). A "change in control event" is generally defined in the agreement as the adoption of a plan of liquidation or approval of the dissolution of the Company, certain mergers and consolidations of the Company, the sale or transfer of substantially all of the Company's assets, certain changes in the composition of the Company's Board of Directors, or the acquisition of more than 30% of the Common Stock by any individual, entity, group or other person. Mr. McDowell also received options to purchase up to 810,000 shares of Common Stock. See also "Certain Transactions."


     In January 1997, the Company and Jerome H. Baglien, the Company's former Senior Vice President and Chief Financial Officer, entered into a three-year employment agreement which contains certain non-competition and non-solicitation provisions. Pursuant to that agreement, Mr. Baglien is to receive a base salary of $250,000 per year (subject to adjustments by any increases given in the normal course of business), and is entitled to an incentive compensation payment equal to 80% of his base salary, subject to achievement of certain performance objectives set by the Board. Mr. Baglien is entitled to reimbursement of certain expenses, including relocation expenses, and is also entitled to receive an amount equal to any federal and state income taxes payable by him as a result of such expense reimbursement. Upon early termination of Mr. Baglien's employment by the Company other than for cause or by Mr. Baglien for "good reason," the Company is obligated to continue to pay Mr. Baglien his annual salary and to cover him under certain welfare plans as if his employment had not been terminated. Mr. Baglien also received options to purchase up to 250,000 shares of Common Stock. In June 1997, the Company and Mr. Baglien entered into a letter agreement in which the Company agreed that if Mr. Baglien remained employed by the Company on December 31, 1997, then the Company would pay him a special one time bonus for 1997 in the amount of $187,500. Mr. Baglien resigned from his position with the Company in January 1998. See also "Certain Transactions."

     In February 1997, the Company and C. James Schaper, an Executive Vice President of the Company, entered into a three-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. Schaper received a signing bonus of $100,000, and is to receive a base salary of $250,000 per year (subject to adjustments by any increases given in the normal course of business), and is entitled to an incentive compensation payment equal to 80% of his base salary, payable at the discretion of the Board. At the end of the first year of the agreement, Mr. Schaper is eligible to receive an additional payment of $100,000. In the event Mr. Schaper's employment is terminated by the Company without cause, the Company will remain subject to its obligations under the agreement as if Mr. Schaper remained employed for the balance of the agreement's three-year term. In the event that Mr. Schaper elects to resign from the Company following a change in control of the Company, he is entitled to receive a severance payment equal to the greater of one year of salary continuation at his then current base salary or the amount of the payments due and owing to him through the remaining term of the agreement. A "change in control" is generally defined in the agreement as any consolidation, merger, reorganization or other transaction in which the Company is not the surviving entity or the sale of a substantial portion of the Company's assets. Mr. Schaper also received options to purchase up to 250,000 shares of Common Stock. In June 1997, the Company and Mr. Schaper entered into a letter agreement in which the Company agreed that if Mr. Schaper remained employed by the Company on December 31, 1997, then the Company would pay him a special one time bonus for 1997 in the amount of $187,500. On January 27, 1998, Mr. Schaper was promoted to Chief Operating Officer of the Company. See also "Certain Transactions."

     In April 1997, the Company and Harvey Herscovitch, the Senior Vice President, Strategy and Organization of the Company, entered into a two-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. Herscovitch is to receive a base salary of $140,000 per year (subject to adjustments by any increases given in the normal course of business), and is entitled to an incentive compensation payment equal to 40% of his base salary, payable at the discretion of the Board. Mr. Herscovitch is also entitled to a housing allowance and to reimbursement of certain commuting expenses. In the event Mr. Herscovitch's employment is terminated by the Company without cause, the Company will remain subject to its obligations under the agreement as if Mr. Herscovitch remained employed for the balance of the agreement's two-year term. In the event that Mr. Herscovitch elects to resign from the Company following a change in control of the Company, he is entitled to receive a severance payment equal to the greater of one year of salary continuation at his then current base salary or the amount of the payments due and owing to him through the remaining term of the agreement. A "change in control" is generally defined in the agreement as any consolidation, merger, reorganization or other transaction in which the Company is not the surviving entity or the sale of a substantial portion of the Company's assets. Mr. Herscovitch also received options to purchase up to 40,000 shares of Common Stock. In June 1997, the Company and Mr. Herscovitch entered into a letter agreement in which the Company agreed that if Mr. Herscovitch remained employed by the Company on December 31, 1997, then the Company would pay him a special one time bonus for 1997 in the amount of $105,000. See also "Certain Transactions."

     In July 1997, the Company and Randolph L. M. Hutto, the Executive Vice President, General Counsel and Secretary of the Company, entered into a three-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. Hutto received a signing bonus of $100,000 (structured as a loan to be forgiven in the event Mr. Hutto remains employed by the Company on the first anniversary of the agreement), and is to receive a base salary of $250,000 per year (subject to adjustments by any increases given in the normal course of business). Mr. Hutto also is entitled to an incentive compensation payment equal to 80% of his base salary, payable at the discretion of the Board; provided, however, that the payment of such incentive compensation for 1997 is guaranteed, and is to be pro-rated based upon the number of months that Mr. Hutto is employed by the Company during 1997. Upon early termination of Mr. Hutto's employment by the Company other than for cause or by Mr. Hutto for "good reason," Mr. Hutto is entitled to elect a severance payment equal to two years of salary and benefit continuation, or his then current monthly salary multiplied by the number of months remaining in the initial term of the agreement, in each case excluding any incentive bonus payments. In the event Mr. Hutto's employment by the Company is terminated in connection with a change in control of the Company, he is entitled to receive a severance payment equal to two years of salary and benefits, including incentive bonus payments. A "change in control" is generally defined in the agreement as any consolidation, merger, reorganization or other transaction in which the Company is not the surviving entity or certain changes in the composition of the Company's Board of Directors. Mr. Hutto also received options to purchase up to 250,000 shares of Common Stock. See also "Certain Transactions."

     In January 1998, the Company and Allen W. Ritchie, the Executive Vice President and Chief Financial Officer of the Company, entered into a three-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. Ritchie is to receive a base salary of $300,000 per year, subject to adjustments in the normal course of business, and he is entitled to an incentive compensation payment of up to 80% of his base salary, payable at the discretion of the Board. Upon early termination of Mr. Ritchie's employment by the Company other than for cause or by Mr. Ritchie for "good reason," Mr. Ritchie is entitled to elect a severance payment equal to two years of salary and benefit continuation, or his then current monthly salary multiplied by the number of months remaining in the initial term of the agreement, in each case excluding any incentive bonus payments. In the event Mr. Ritchie's employment by the Company is terminated in connection with a change in control of the Company, he is entitled to receive a severance payment equal to two years of salary and benefits, including incentive bonus payments. A "change in control" is generally defined in the agreement as any consolidation, merger, reorganization or other transaction in which the Company is not the surviving entity or certain changes in the composition of the Company's Board of Directors. Mr. Ritchie also received options to purchase up to 300,000 shares of Common Stock. See also "Certain Transactions."

                             PRINCIPAL STOCKHOLDERS

     The table below sets forth certain information as of December 31, 1997 concerning each person known to the Board to be a "beneficial owner," as such term is defined by the rules of the Securities and Exchange Commission, of more than 5% of the outstanding shares of the Common Stock.


                                                               SHARES OF COMMON
                                                              STOCK BENEFICIALLY   PERCENT
NAME AND ADDRESS                                                   OWNED(1)        OF CLASS
----------------                                              ------------------   --------
Ardsley Advisory Partners and Philip J. Hempleman(2)........      7,590,000         10.36%
  646 Steamboat Road, Greenwich, Connecticut 06836
NFT Ventures, Inc.(3).......................................      4,436,205          6.06%
  899 W. Center Street, Orem, Utah 84057


---------------

(1) See Note (1) under "Management Common Stock Ownership."
(2) The information regarding Ardsley Advisory Partners and Phillip J. Hempleman is given in reliance upon a Schedule 13G filed by such stockholders on or about February 5, 1998 with the Securities and Exchange Commission.
(3) Includes 4,436,205 shares as to which NFT Ventures, Inc. ("NFT") has shared voting and shared investment power. The information regarding NFT is given in reliance upon a Schedule 13D filed by such stockholder on or about May 17, 1996 with the Securities and Exchange Commission.

                CERTAIN INFORMATION REGARDING EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of (i) the Company's Chief Executive Officer, and (ii) the four other most highly compensated executive officers of the Company (determined as of December 31, 1997) (referred to herein as the "named executive officers") for 1996 and 1997.

                           SUMMARY COMPENSATION TABLE


                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                         ANNUAL COMPENSATION               AWARDS
                                                -------------------------------------   ------------
                                                                           OTHER         SECURITIES
                                                                          ANNUAL         UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR    SALARY     BONUS     COMPENSATION(1)     OPTIONS      COMPENSATION(2)
---------------------------              ----   --------   --------   ---------------   ------------   ---------------
David E. McDowell......................  1997   $300,000   $150,000       $119,812        810,000*       $    4,661
  Chief Executive Officer                1996     42,692         --             --        810,000           519,770(3)
  (11/96 - Present)
Randolph L. M. Hutto...................  1997    102,612   $100,000(4)          --        250,000         28,560.06(5)
  Executive Vice President               1996         --         --             --             --                --
  and General Counsel (7/97 - Present)
C. James Schaper.......................  1997    182,692    187,500(6)          --        500,000*          104,071(7)
  Executive Vice President               1996         --         --             --             --                --
  (2/97 - Present)
  and Chief Operating Officer
  (1/98 - Present)
Jerome H. Baglien......................  1997    219,538    187,500(6)      34,308        500,000*            4,296
  Senior Vice President and              1996         --         --             --             --                --
  Chief Financial Officer
  (1/97 - 1/98)
Harvey Herscovitch.....................  1997    120,616    155,000(6)(8)   36,147        130,000*              340
  Senior Vice President,                 1996         --         --             --             --                --
  Strategy and Organization
  (4/97 - Present)


---------------

 * Reflects the repricing, exchange and reissuance of certain stock options outstanding as of April 25, 1997. See "Certain Information Regarding Executive Officers -- Stock Option Grants."
(1) Includes amounts reimbursed for certain personal expenses, including housing and travel expenses.
(2) Includes amounts paid by the Company on behalf of each named executive officer for matching 401(k) plan contributions, matching non-qualified deferred compensation plan contributions, and life, medical and dental insurance premiums.
(3) Includes $500,000 signing incentive received by Mr. McDowell in connection with his entering into a five-year employment agreement with the Company on November 19, 1996, and $19,000 prepaid rent and security deposit paid by the Company on behalf of Mr. McDowell for housing in Atlanta, Georgia.
(4) Reflects incentive compensation for 1997 guaranteed under Mr. Hutto's employment agreement.

(5) Includes pro rata forgiveness of debt in the amount of $26,651.06 pursuant to a loan from the Company to Mr. Hutto. In connection with his entering into a three-year employment agreement with the Company on July 28, 1997, the Company made a loan to Mr. Hutto in the amount of $100,000. This loan will be forgiven in whole by the Company in the event Mr. Hutto remains employed with the Company through and until July 28, 1998. In the event Mr. Hutto terminates his employment with the Company prior to July 28, 1998, Mr. Hutto must repay a pro-rata portion of the loan to the Company in accordance with the employment agreement.

(6) Reflects the amount earned by this executive in 1997 pursuant to a letter agreement in which the Company agreed that if this executive remained employed by the Company on December 31, 1997, then the Company would pay this amount to him as a special one time bonus.
(7) Includes $100,000 signing incentive received by Mr. Schaper in connection with his entering into a three-year employment agreement with the Company on February 25, 1997.

(8) Reflects $50,000 special bonus for 1997.

STOCK OPTION GRANTS

     The following table sets forth information with respect to options granted under the Company's Amended and Restated Non-Qualified Stock Option Plan, as amended (the "Stock Option Plan"), to each of the named executive officers during 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                          INDIVIDUAL GRANTS
                                       -------------------------------------------------------    POTENTIAL REALIZABLE VALUE
                                                     PERCENT OF                                     AT ASSUMED ANNUAL RATES
                                       NUMBER OF       TOTAL                                            OF STOCK PRICE
                                       SECURITIES     OPTIONS                                          APPRECIATION FOR
                                       UNDERLYING    GRANTED TO       EXERCISE                          OPTION TERM(2)
                                        OPTIONS     EMPLOYEES IN     PRICE (PER     EXPIRATION   -----------------------------
NAME                                    GRANTED         1997         SHARE)(1)         DATE           5%              10%
----                                   ----------   ------------   --------------   ----------   -------------   -------------
David E. McDowell....................   600,000*        5.36%          $ 5.38        11/19/07    $2,176,292.64   $5,606,708.59
                                        210,000(3)*     1.88%            5.38        11/19/07       761,702.42    1,962,348.01
Randolph L. M. Hutto.................   250,000         2.23%            9.06         7/28/08     1,424,839.39    3,610,822.76
C. James Schaper.....................   250,000         2.23%           10.25         2/25/08     1,820,244.61    4,748,611.56
                                        250,000*        2.23%            5.38         2/25/08       936,464.21    2,431,512.39
Jerome H. Baglien....................   250,000         2.23%           11.38         2/07/08     2,020,027.55    5,269,800.63
                                        250,000*        2.23%            5.38         2/07/08       930,984.40    2,413,809.43
Harvey Herscovitch...................    40,000          .36%           10.50         2/11/08       298,342.53      778,309.02
                                         40,000*         .36%            5.38         2/11/08       149,152.16      386,837.80
                                         50,000          .45%            5.38         4/25/08       190,903.70      498,025.11

---------------

 * Reflects the repricing, exchange and reissuance of certain stock options outstanding as of April 25, 1997 and having an exercise price of $5.50 and above, including certain options outstanding under the Stock Option Plan.
(1) All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. Such options may not be exercised later than 11 years, or earlier than six months, after the original date of grant.
(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions. The amounts reflected in this table may not necessarily be achieved.
(3) These options are subject to an accelerated vesting schedule based upon the appreciation in the market value of the Company's Common Stock, as described elsewhere in this Proxy Statement.

STOCK OPTION EXERCISES

     None of the named executive officers exercised any stock options during 1997. The table below shows the number of shares of Common Stock covered by both exercisable and unexercisable stock options held by the named executive officers as of December 31, 1997. The table also reflects the values for in-the-money options based on the positive spread between the exercise price of such options and the last reported sale price of the Common Stock on December 31, 1997, the last trading date in 1997 for the Common Stock.

                      AGGREGATED OPTION EXERCISES IN 1997
                           AND YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                           OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                        DECEMBER 31, 1997             DECEMBER 31, 1997
                                                   ---------------------------   ---------------------------
NAME                                               EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                               -----------   -------------   -----------   -------------
David E. McDowell................................    120,000        690,000       $135,000       $776,250
Randolph L. M. Hutto.............................         --        250,000             --             --
C. James Schaper.................................         --        250,000             --        281,250
Jerome H. Baglien................................         --        250,000             --        281,250
Harvey Herscovitch...............................         --         90,000             --        101,250

                         STOCK PRICE PERFORMANCE GRAPH


     The graph below reflects the cumulative stockholder return (assuming the reinvestment of dividends) on the Common Stock compared to the return of the Center for Research in Security Prices Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Composite") and the Company's peer group indices for the periods indicated. The graph reflects the investment of $100 on December 31, 1992 in the Common Stock, the Nasdaq Composite and the Company's peer group indices. The Company's former peer group consisted of the following companies: Cambridge Technology Partners, Cerner Corporation, Coastal Physician Group, Inc., HBO & Company, Health Management Systems, Inc., Medic Computer Systems, Inc., Pacific Physician Services, Inc., Phycor, Inc., Physician Support Systems, Inc., Sapient Corporation and Shared Medical Systems, Inc. The Company's current peer group index consists of the following companies:
Cambridge Technology Partners, Cerner Corporation, HBO & Company, National Data Corporation, Pacific Physician Services, Inc., QuadraMed Corporation, Sapient Corporation and Shared Medical Systems, Inc. In revising the Company's former peer group index, management of the Company took into consideration a number of factors, including a reevaluation of the business activities of companies in the former peer group, the expansion of the Company's hospital services business, the acquisition of Medic Computer Systems, Inc. by Misys plc, the acquisition of Pacific Physician Services, Inc. by MedPartners/Mullikin, Inc., and the acquisition of Physician Support Systems, Inc. by National Data Corporation.


     MEASUREMENT PERIOD                           NASDAQ        1997 PEER       1998 PEER
   (FISCAL YEAR COVERED)         MEDAPHIS       COMPOSITE         GROUP           GROUP
12/92                                 100.00          100.00          100.00          100.00
12/93                                 139.69          114.80          147.12          147.02
12/94                                 196.83          112.21          173.19          195.99
12/95                                 313.24          158.70          303.76          350.74
12/96                                  94.71          195.20          355.60          491.25
12/97                                  55.03          239.53          486.71          705.52


Source: Hewitt Associates L.L.C.


     The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended (together, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Each executive officer's compensation is determined annually by the disinterested members of the Board based upon the recommendations of the Compensation Committee of the Board (the "Compensation Committee"). As of the date hereof, the Compensation Committee consists of the three Board members whose names appear below. None of the disinterested members of the Board had, during 1997, any interlocking or other relationships with the Company that would call into question their independence with respect to executive compensation matters involving the Company. The Compensation Committee also receives input from the Chief Executive Officer regarding compensation of all executive officers other than the Chief Executive Officer, who considers the same criteria as those considered by the Compensation Committee, as described below.

     Compensation Components and Philosophy. The components of the Company's executive compensation program consist of base salaries, cash bonuses and long-term incentives, including stock options. The Company's compensation program is structured and administered to support the Company's business mission, which is to develop an organization that efficiently and effectively delivers healthcare information products and business management services, together with enabling technologies in selected industries, to its clients and generates favorable returns for its stockholders in the process. The program is designed to provide base salaries that represent competitive compensation for the Company's executive officers, and incentive compensation and long-term incentives that motivate the Company's executive officers to achieve strategic business objectives over the long-term.

     Base Salary. Each executive officer's base salary, including the base salary of the Chief Executive Officer, is based primarily upon the competitive market for the executive officer's services. It is the Compensation Committee's goal that the Company pay market level compensation for market level performance.

     In addition to competitive compensation information, the Compensation Committee evaluates certain qualitative factors, such as the Chief Executive Officer's and the Compensation Committee's perceptions of each executive officer's performance (i.e., experience, responsibilities assumed, demonstrated leadership ability and overall effectiveness) during the preceding year. Other factors considered by the Compensation Committee in formulating base salary recommendations include the level of an executive's compensation in relation to other executives in the Company with the same, more and less responsibilities than the particular executive, inflation, the performance of the executive's division or group in relation to established operating budgets, and the Company's guidelines for salary increases to non-executive employees which are determined as a part of the Company's annual budgeting and planning process. Additionally, for executive officers, compensation arrangements are often set forth in employment contracts with specified terms.


     Cash Bonus Awards. Except for the Chief Executive Officer, each executive officer is eligible to receive an annual cash bonus award. These cash bonuses generally are paid pursuant to an incentive compensation plan established at the beginning of each fiscal year in connection with the Company's preparation of its annual operating budget for such year. Consistent with the Company's compensation philosophy, under the incentive compensation plan, each executive (except the Company's Chief Executive Officer, whose cash bonus opportunities are discussed below) may receive a bonus for a given year amounting to a maximum of 80% of the executive's base salary. Because the Compensation Committee believes that the Company's overall financial performance is one of the most important factors in determining incentive compensation levels, the 1997 incentive compensation plan provided that an executive would not receive any bonus amounts under this plan unless the Company (and division, if applicable) achieved its established operating budget for such year. The 1997 incentive compensation plan further provided that if the relevant financial goals for the Company (and division, if applicable) for the first half of the year were not met by the end of the Company's second fiscal quarter in 1997, then the bonus payments for the executives would be reduced by 40%.


     In addition, in June 1997, the Company entered into letter agreements with certain executives in which the Company agreed that if such executive remained employed by the Company on December 31, 1997, then the Company would pay such executive a special one time retention bonus for 1997 in an amount equal to 75% of the executive's base salary. The Compensation Committee, in approving the bonuses, considered various relevant factors, including the high level of marketability of such executives and the necessity of their services to the achievement of the objectives of the Company in 1997.

     Restrike of Employee Options. On October 24, 1996, the Compensation Committee approved an adjustment of the exercise price for certain outstanding employee stock options which had an exercise price of $15.00 and above. No adjustment was made to any options held by executive officers or directors of the Company. The revised exercise price of $9.875 was established by reference to the closing price of the Common Stock on October 25, 1996. On April 25, 1997, the Compensation Committee approved an adjustment of the exercise price for certain outstanding employee stock options, which had an exercise price of $5.50 and above. The revised exercise price of $5.375 was established by reference to the closing price of the Company's Common Stock on April 25, 1997. The outstanding options held by current executive officers of the Company were adjusted as part of such option restrike, but no adjustments were made to any options held by directors or former employees of the Company. In approving both adjustments, the Compensation Committee relied upon the views of its outside advisors with respect to the legal, accounting and compensation issues associated with the action and took into consideration, among other things, the following factors: (i) the Company historically had paid salaries which were at or below market levels and had made up for lower salaries through stock option grants to employees; (ii) the Company historically had used stock options as its principal long-term incentive program; (iii) the highly skilled employees of the Company possessed marketable skills; and (iv) senior management of the Company believed that there was potential for increased attrition among its key employees and that adjustment of the exercise price of the outstanding options would significantly help to mitigate such risk.

     The following table sets forth information with respect to stock options held by current executive officers of the Company that were adjusted as part of the stock option exercise price adjustments described above, which are the only such adjustments that have occurred since the Company became a reporting company under the Acts.

                           TEN-YEAR OPTION REPRICINGS

                                         NUMBER OF     MARKET
                                         SECURITIES   PRICE OF    EXERCISE                LENGTH OF ORIGINAL
                                         UNDERLYING   STOCK AT    PRICE AT      NEW           OPTION TERM
                                          OPTIONS      TIME OF     TIME OF    EXERCISE         REMAINING
NAME                            DATE      REPRICED    REPRICING   REPRICING    PRICE     AT DATE OF REPRICING
----                          --------   ----------   ---------   ---------   --------   ---------------------
David E. McDowell...........  04/25/97    810,000      $5.3750     $ 8.50     $5.3750          10.58 yrs
C. James Schaper............  04/25/97    250,000       5.3750      10.25      5.3750          10.84 yrs
Harvey Herscovitch..........  04/25/97     40,000       5.3750      10.50      5.3750          10.81 yrs

     Stock Option Awards. The Company maintains stock option plans which are designed to align executives' and stockholders' interests in the enhancement of stockholder value. Stock options are granted under these plans by the Compensation Committee. Executive officers, including the Chief Executive Officer, are eligible to receive options under these plans. To encourage long-term performance, executive options typically vest over a three to five-year period and remain outstanding for eleven years.

     In making its decisions to approve stock option awards to executives, the Compensation Committee evaluates the Company's consolidated profitability for the year, the Company's growth plans, the desirability of long-term service from an executive, the number of options held by other executives in the Company with similar responsibilities as the executive at issue, and the amount and terms of options already held by the executive.

     Restricted Stock Awards. The Board adopted the Company's Restricted Stock Plan in 1994 to create additional long-term incentives for the senior executives of the Company to increase stockholder value. Immediately after the Board adopted the Restricted Stock Plan in August 1994, the disinterested members of the Board awarded an aggregate of 249,000 shares of restricted stock to five executives of the Company, including the Company's former Chief Executive Officer. No awards of restricted stock have been made pursuant to the Restricted Stock Plan since August 1994. The only employees who received awards pursuant to the Restricted Stock Plan have since resigned from the Company. The shares of restricted stock awarded to them were 50% vested prior to their resignations. Pursuant to severance agreements between the Company and the executives who have resigned from the Company, the remaining 50% vest in accordance with the vesting schedule set forth in the Restricted Stock Plan. Under that schedule, an additional 25% of such shares vested on August 12, 1997.


     Re-Engineering Incentive Plan Unit Awards. In 1996, the Board adopted the Company's Re-Engineering, Consolidation and Business Improvement Cash Incentive Plan (the "Re-Engineering Incentive Plan") to retain and provide incentives to key employees necessary to effectuate the Company's comprehensive re-engineering and consolidation project (the "Re-Engineering Project") through awards denominated in stock units which were payable in cash upon vesting. Awards made under the Plan were to vest and become payable in full upon the successful completion of the Re-Engineering Project and achievement of the business improvement milestones set forth in the Re-Engineering Incentive Plan, as determined in the sole and absolute discretion of the Compensation Committee. An aggregate of 156,583 units were granted under the Re-Engineering Incentive Plan. In 1996, the Company abandoned the Re-Engineering Project. All outstanding awards under the Re-Engineering Incentive Plan expired, terminated and were forfeited on January 1, 1998.

     Deductibility of Certain Compensation. Section 162(m) of the Code generally disallows a tax deduction to publicly held corporations for compensation in excess of $1 million in any taxable year that is paid to the corporation's chief executive officer or to the four other most highly compensated executive officers. The Compensation Committee has considered the provisions of Section 162(m) and the Stock Option Plan was amended in 1996 to make certain sections of the plan compatible with that provision of the Code, while maintaining the Compensation Committee's flexibility to exercise business judgment in determining awards to take account of business conditions or the performance of individual executives. No named executive received compensation in 1997 that will be subject to the Section 162(m) limitation on deductibility.

     Chief Executive Officer Compensation. Effective October 31, 1996, David E. McDowell was appointed Chairman and Chief Executive Officer of the Company. In connection with that appointment, the Compensation Committee determined that the best interests of the Company's stockholders would be served by the procurement from Mr. McDowell of an employment agreement, the terms of which are described elsewhere in this Proxy Statement.

     In addition, upon considering the Compensation Committee's desire to augment Mr. McDowell's long-term incentive for continued employment with the Company and the Compensation Committee's desire to shift annual cash compensation opportunities into an equity-based program, the Compensation Committee recommended, and the disinterested members of the Board approved the following: (i) pursuant to the terms of his employment agreement, Mr. McDowell is ineligible to participate in the Company's incentive compensation plan absent written authorization of the Compensation Committee; and (ii) Mr. McDowell instead received a grant of options to acquire 810,000 shares of Common Stock under the Stock Option Plan. Six hundred thousand (600,000) of such options vest ratably over a five-year period from the date of grant. The remaining 210,000 options are performance-based options and vest one-third upon 100% appreciation in the closing price of the Common Stock over the closing price of the Common Stock on the date of grant, one-third upon 200% appreciation and the remaining one-third upon 300% appreciation. All unvested performance-based options shall vest on November 19, 2001. In addition, on February 1, 1998, the Compensation Committee awarded to Mr. McDowell a special bonus in the amount of $150,000 to recognize his contributions to the Company in 1997.

                                          COMPENSATION COMMITTEE
                                          Robert C. Bellas, Jr., Chairman
                                          David R. Holbrooke, M.D.
                                          John C. Pope


March 20, 1998

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Acts, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As described earlier in this Proxy Statement, the Company has a Compensation Committee of the Board composed of Robert C. Bellas, Jr., Chairman, David R. Holbrooke, M.D., and John C. Pope. Each member of the Compensation Committee is a "non-employee director" as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is an "outside director" as provided for in Section 162(m) of the Code.

                              CERTAIN TRANSACTIONS


     Leases. Medaphis Physician Services Corporation ("MPSC") leased certain offices in Chattanooga, Tennessee from Financial Enterprises III ("FE III"), a limited liability company in which Dennis A. Pryor (a member of the Board) owns a 50% interest. MPSC made payments on behalf of a client pursuant to a separate lease of offices in Raleigh, North Carolina owned by FE III. MPSC paid FE III approximately $57,300 pursuant to such leases during 1997.


  Employment Agreements


     In November 1996, the Company and David E. McDowell, the Company's Chairman and Chief Executive Officer, entered into a five-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. McDowell received a signing incentive of $500,000 and is to receive a base salary of at least $300,000 per year. Mr. McDowell is entitled to reimbursement of certain expenses, including housing and travel expenses, and is also entitled to receive an amount equal to any federal and state income taxes payable by him as a result of such expense reimbursement. Upon early termination of the agreement by the Company other than for cause or by Mr. McDowell for "good reason" or by either party for any reason following certain change in control events, the Company is obligated to pay Mr. McDowell his annual salary, to provide for the continued vesting of stock option awards described in the agreement and to provide for certain health insurance benefits to Mr. McDowell through November 19, 2001. Upon certain change in control events and a termination of the agreement by Mr. McDowell, the Company will pay to Mr. McDowell (in lieu of its obligation to make the foregoing payments of salary and to provide the foregoing benefits), a termination payment in periodic installments or a lump sum (at Mr. McDowell's option) equal to the salary that would have been payable to Mr. McDowell pursuant to the agreement from the date of termination until November 18, 2001, and an additional amount sufficient to make Mr. McDowell whole with respect to any tax which may be imposed by Section 4999 of the Code . A "change in control event" is generally defined in the agreement as the adoption of a plan of liquidation or approval of the dissolution of the Company, certain mergers and consolidations of the Company, the sale or transfer of substantially all of the Company's assets, certain changes in the composition of the Company's Board of Directors, or the acquisition of more than 30% of the Common Stock by any individual, entity, group or other person. Mr. McDowell also received options to purchase up to 810,000 shares of Common Stock. See also "Employment Agreements."


     In January 1997, the Company and Jerome H. Baglien, the Company's former Senior Vice President and Chief Financial Officer, entered into a three-year employment agreement which contains certain non-competition and non-solicitation provisions. Pursuant to that agreement, Mr. Baglien is to receive a base salary of $250,000 per year (subject to adjustments by any increases given in the normal course of business), and is entitled to an incentive compensation payment equal to 80% of his base salary, subject to achievement of certain performance objectives set by the Board. Mr. Baglien is entitled to reimbursement of certain expenses, including relocation expenses, and is also entitled to receive an amount equal to any federal and state income taxes payable by him as a result of such expense reimbursement. Upon early termination of Mr. Baglien's employment by the Company other than for cause or by Mr. Baglien for "good reason," the Company is obligated to continue to pay Mr. Baglien his annual salary and to cover him under certain welfare plans as if his employment had not been terminated. Mr. Baglien also received options to purchase up to 250,000 shares of Common Stock. In June 1997, the Company and Mr. Baglien entered into a letter agreement in which the Company agreed that if Mr. Baglien remained employed by the Company on December 31, 1997, then the Company would pay him a special one time bonus for 1997 in the amount of $187,500. Mr. Baglien resigned from his position with the Company in January 1998. See also "Employment Agreements."

     In February 1997, the Company and C. James Schaper, an Executive Vice President of the Company, entered into a three-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. Schaper received a signing bonus of $100,000, and is to receive a base salary of $250,000 per year (subject to adjustments by any increases given in the normal course of business), and is entitled to an incentive compensation payment equal to 80% of his base salary, payable at the discretion of the Board. At the end of the first year of the agreement, Mr. Schaper is eligible to receive an additional payment of $100,000. In the event Mr. Schaper's employment is terminated by the Company without cause, the Company will remain subject to its obligations under the agreement as if Mr. Schaper remained employed for the balance of the agreement's three-year term. In the event that Mr. Schaper elects to resign from the Company following a change in control of the Company, he is entitled to receive a severance payment equal to the greater of one year of salary continuation at his then current base salary or the amount of the payments due and owing to him through the remaining term of the agreement. A "change in control" is generally defined in the agreement as any consolidation, merger, reorganization or other transaction in which the Company is not the surviving entity or the sale of a substantial portion of the Company's assets. Mr. Schaper also received options to purchase up to 250,000 shares of Common Stock. In June 1997, the Company and Mr. Schaper entered into a letter agreement in which the Company agreed that if Mr. Schaper remained employed by the Company on December 31, 1997, then the Company would pay him a special one time bonus for 1997 in the amount of $187,500. On January 27, 1998, Mr. Schaper was promoted to Chief Operating Officer of the Company. See also "Employment Agreements."

     In April 1997, the Company and Harvey Herscovitch, the Senior Vice President, Strategy and Organization of the Company, entered into a two-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. Herscovitch is to receive a base salary of $140,000 per year (subject to adjustments by any increases given in the normal course of business), and is entitled to an incentive compensation payment equal to 40% of his base salary, payable at the discretion of the Board. Mr. Herscovitch is also entitled to a housing allowance and to reimbursement of certain commuting expenses. In the event Mr. Herscovitch's employment is terminated by the Company without cause, the Company will remain subject to its obligations under the agreement as if Mr. Herscovitch remained employed for the balance of the agreement's two-year term. In the event that Mr. Herscovitch elects to resign from the Company following a change in control of the Company, he is entitled to receive a severance payment equal to the greater of one year of salary continuation at his then current base salary or the amount of the payments due and owing to him through the remaining term of the agreement. A "change in control" is generally defined in the agreement as any consolidation, merger, reorganization or other transaction in which the Company is not the surviving entity or the sale of a substantial portion of the Company's assets. Mr. Herscovitch also received options to purchase up to 40,000 shares of Common Stock. In June 1997, the Company and Mr. Herscovitch entered into a letter agreement in which the Company agreed that if Mr. Herscovitch remained employed by the Company on December 31, 1997, then the Company would pay him a special one time bonus for 1997 in the amount of $105,000. See also "Employment Agreements."

     In July 1997, the Company and Randolph L. M. Hutto, the Executive Vice President, General Counsel and Secretary of the Company, entered into a three-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. Hutto received a signing bonus of $100,000 (structured as a loan to be forgiven in the event Mr. Hutto remains employed by the Company on the first anniversary of the agreement), and is to receive a base salary of $250,000 per year (subject to adjustments by any increases given in the normal course of business). Mr. Hutto also is entitled to an incentive compensation payment equal to 80% of his base salary, payable at the discretion of the Board; provided, however, that the payment of such incentive compensation for 1997 is guaranteed, and is to be pro-rated based upon the number of months that Mr. Hutto is employed by the Company during 1997. Upon early termination of Mr. Hutto's employment by the Company other than for cause or by Mr. Hutto for "good reason," Mr. Hutto is entitled to elect a severance payment equal to two years of salary and benefit continuation, or his then current monthly salary multiplied by the number of months remaining in the initial term of the agreement, in each case excluding any incentive bonus payments. In the event Mr. Hutto's employment by the Company is terminated in connection with a change in control of the Company, he is entitled to receive a severance payment equal to two years of salary and benefits, including incentive bonus payments. A "change in control" is generally defined in the agreement as any consolidation, merger, reorganization or other transaction in which the Company is not the surviving entity or certain changes in the composition of the Company's Board of Directors. Mr. Hutto also received options to purchase up to 250,000 shares of Common Stock. See also "Employment Agreements."


     In January 1998, the Company and Allen W. Ritchie, the Executive Vice President and Chief Financial Officer of the Company, entered into a three-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. Ritchie is to receive a base salary of $300,000 per year, subject to adjustments in the normal course of business, and he is entitled to an incentive compensation payment of up to 80% of his base salary, payable at the discretion of the Board. Upon early termination of Mr. Ritchie's employment by the Company other than for cause or by Mr. Ritchie for "good reason," Mr. Ritchie is entitled to elect a severance payment equal to two years of salary and benefit continuation, or his then current monthly salary multiplied by the number of months remaining in the initial term of the agreement, in each case excluding any incentive bonus payments. In the event Mr. Ritchie's employment by the Company is terminated in connection with a change in control of the Company, he is entitled to receive a severance payment equal to two years of salary and benefits, including incentive bonus payments. A "change in control" is generally defined in the agreement as any consolidation, merger, reorganization or other transaction in which the Company is not the surviving entity or certain changes in the composition of the Company's Board of Directors. Mr. Ritchie also received options to purchase up to 300,000 shares of Common Stock. See also "Employment Agreements."


                            SECTION 16(A) BENEFICIAL
                         OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than 10% percent of the Common Stock to file certain reports with respect to each such person's beneficial ownership of the Common Stock, including statements of changes in beneficial ownership on Form 4. In addition, Item 405 of Regulation S-K requires the Company to identify in its Proxy Statement each reporting person that failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto all such persons complied with the applicable reporting requirements, except (i) Harvey Herscovitch, the Senior Vice President, Strategy and Organization, of the Company, who filed one late report on Form 5 relating to the repricing of existing stock options, and (ii) Mark P. Colonnese, the Vice President and Controller of the Company, who filed one late report on Form 3 relating to the delegation to him of the duties of Principal Accounting Officer of the Company.


                   PROPOSAL TO AMEND THE MEDAPHIS CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN

     The Board has approved and recommends to the stockholders that they approve a proposal to amend the Medaphis Corporation Employee Stock Purchase Plan, as amended (the "Stock Purchase Plan"), to increase the number of shares of Common Stock available for sale under such plan from 300,000 to 1,000,000, an increase of 700,000 shares of Common Stock. The text of the proposed amendment to the Stock Purchase Plan is contained in the Third Amendment to the Stock Purchase Plan, which has been approved by the Board and the Compensation Committee of the Board and has been executed on behalf of the Company effective as of December 31, 1997, subject to stockholder approval. A copy of the Third Amendment to the Stock Purchase Plan is attached as Exhibit A to this Proxy Statement.

     The proposed amendment to the Stock Purchase Plan will be approved upon receiving the affirmative vote of holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting. Proxies will be voted in accordance with the specifications marked thereon, and if no specification is made on a proxy that is properly executed and returned, will be voted "FOR" adoption of the proposed amendment to the Stock Purchase Plan.

     When the Stock Purchase Plan was adopted by the Company in 1996, the maximum number of shares of Common Stock made available for sale thereunder was fixed at 300,000. Since then, employees of the Company have purchased a total of 279,110 of those shares, leaving only 20,890 shares available for sale under the Stock Purchase Plan in 1998. Under the terms of the Stock Purchase Plan, the number of shares of Common Stock that can be sold thereunder cannot be materially increased without obtaining the approval of the stockholders of the Company. Without such increase, the number of shares remaining available for sale under the Stock Purchase Plan will be insufficient to allow the Company to continue such sales on a meaningful basis.

     The Board has determined that the proposed amendment to the Stock Purchase Plan is in the best interests of the Company and its stockholders. The Board believes that the Stock Purchase Plan is an effective method to attract and retain employees and that the availability of shares for future purchases under the Stock Purchase Plan is important to the Company's business prospects and operations.

     The following is a summary of the provisions of the Stock Purchase Plan. This summary is qualified in its entirety by reference to such plan.

     Summary Description of the Stock Purchase Plan. The Stock Purchase Plan permits eligible employees of the Company and certain subsidiaries to purchase shares of Common Stock at a price equal to 85% of the fair market value of the Common Stock. The Stock Purchase Plan is intended to provide eligible employees with an opportunity to be compensated through the benefits of stock ownership and to acquire an interest in the Company through the purchase of Common Stock.

     The Stock Purchase Plan is administered by the Compensation Committee and is a qualified employee stock purchase plan under Section 423 of the Code. The directors have full authority to interpret the Stock Purchase Plan and to prescribe, amend and rescind rules and regulations relating to the Stock Purchase Plan, in a manner consistent with the terms and conditions of the Stock Purchase Plan.

     Eligible employees, including directors who are employees of the Company, who elect to participate in the Stock Purchase Plan accumulate funds to purchase Common Stock through payroll deductions. All employees of the Company and its U.S. subsidiaries are eligible to participate in the Stock Purchase Plan other than employees who (i) customarily are employed for twenty (20) hours per week or less or (ii) own shares and/or options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or any parent or subsidiary.

     Prior to each six month purchase period, participating employees may authorize the Company to withhold a percentage of the participant's compensation (which percentage shall be at least one percent (1%) and not exceed ten percent (10%) of such participant's annual compensation) during such purchase period for purposes of purchasing shares of Common Stock under the Stock Purchase Plan. Participants must purchase a minimum of one share in each six month purchase period. A participant may withdraw the balance of the cash credited to his or her account under the Stock Purchase Plan by giving written notice to the Company prior to the date specified by the Company before the end of the current purchase period. At the end of each purchase period, the amounts accumulated for each participating individual are automatically applied to the purchase of Common Stock. The purchase price of such shares of Common Stock is equal to the lesser of (i) 85% of the fair market value of one share of Common Stock on the first day of the six month purchase period, or (ii) 85% of the fair market value of one share of Common Stock on the last day of the six month purchase period. No participant shall be granted any option to purchase shares of Common Stock under the Stock Purchase Plan at a rate of more than $25,000 worth of stock (measured by the fair market value on the date the option is granted) in any calendar year.

     The number of shares of Common Stock covered by the Stock Purchase Plan is subject to adjustment by the Compensation Committee, without further action by the stockholders, in the event of a recapitalization, reclassification, stock split, combination of shares or stock dividend. The Compensation Committee may amend or terminate the Stock Purchase Plan at any time without further stockholder approval, except with respect to any amendment to increase the number of shares of Common Stock covered by the Stock Purchase Plan or to the extent required by Rule 16b-3 of the Exchange Act.

     Estimate of Benefits. Pursuant to the Stock Purchase Plan, 20,890 shares of Common Stock remain available for sale to participating employees. In the event that the stockholders approve the proposed amendment, an additional 700,000 shares of Common Stock will be available for purchase by eligible employees, including directors who are employees of the Company and the named executive officers. None of the named executive officers or directors who are employees of the Company have participated in the Stock Purchase Plan in the past. The aggregate number of shares that may be purchased in the future on behalf of the named executive officers and directors (in the event that any of them elect to participate in the Stock Purchase Plan), as well as the dollar value of the benefits that may be received by such persons from the Stock Purchase Plan, are not currently determinable.

     Federal Income Tax Consequences. The Stock Purchase Plan is designed to qualify as an "employee stock purchase plan" under Section 423 of the Code. Assuming that the Stock Purchase Plan satisfies the requirements of Section 423, the following is a general summary of the federal income tax consequences to an employee participating in the Stock Purchase Plan and to the Company as a result of maintaining the Stock Purchase Plan.

     Amounts deducted from a participating employee's pay to purchase shares under the Stock Purchase Plan will be included in the employee's taxable income for the year in which those amounts are deducted. The amount of the discount available to an employee upon the purchase of shares will not be included in the employee's taxable income at the time of purchase. However, the employee may be required to recognize all or a portion of this amount as ordinary income upon the disposition of the shares or at the employee's death. If the employee disposes of the shares within two years of the date of purchase, the employee will be required to recognize an amount equal to the discount as ordinary income in the year of disposition. If the employee does not dispose of the shares for at least two years from the date of purchase, or if the employee dies (at any time) while owning the shares, the employee will be required to recognize ordinary income at such time in an amount equal to the lesser of (i) the excess of the shares' fair market value at such time over the amount paid for the shares, or (ii) the discount available to the employee upon the purchase of the shares. The employee's tax basis in the shares will be increased by the amount of any ordinary income required to be recognized and the employee's gain or loss on a disposition of the shares will be equal to the difference between the tax basis (as so increased) and the amount received upon the disposition.

     The Company is not entitled to a deduction with respect to the amount of the discount available to an employee unless the employee disposes of the shares within two years of the date of purchase. The amount of the Company's deduction in that case is equal to the amount of the discount and must be taken in the Company's taxable year in which the disposition occurs.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE STOCK PURCHASE PLAN.


                      SELECTION OF INDEPENDENT ACCOUNTANTS



     The Board has selected the firm of Price Waterhouse LLP ("Price Waterhouse") to serve as independent accountants of the Company for 1997. Price Waterhouse has served as independent accountants of the Company since July 9, 1997. One or more representatives of Price Waterhouse will be present at the annual meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

     As a result of a review initiated by senior management and the Audit Committee of the Board of Directors in March 1997 prior to completion of the audit process for the Company's 1996 fiscal year, information was developed indicating that certain revenues and expenses may have been recorded incorrectly between certain quarters during 1996. In addition, Deloitte & Touche LLP ("Deloitte & Touche") provided to senior management of the Company a letter relating to the Company's internal control structure resulting from Deloitte & Touche's audit of the Company's financial statements for the year ended December 31, 1996. This letter reflected Deloitte & Touche's view that inadequate internal controls over the preparation of interim financial information for each fiscal quarter of 1996 constituted a material weakness in internal controls which resulted in certain errors and irregularities in the financial information for such quarters. The Company previously disclosed in its Form 10-K for its fiscal year ended December 31, 1996 that such errors and irregularities in its financial information had occurred for each fiscal quarter of 1996. In connection with the issuance of Deloitte & Touche's audit report dated March 31, 1997 on the Company's financial statements for the year ended December 31, 1996, the Company recorded all adjustments to its interim financial statements deemed appropriate for such errors and irregularities and consequently restated such interim financial statements. All adjustments were for interim period transactions and had no effect on the Company's 1996 annual pro forma net loss.


     The reports of Deloitte & Touche on the Company's financial statements for the fiscal year ended December 31, 1996, dated March 31, 1997, included an unqualified opinion with an explanatory paragraph that stated Deloitte & Touche's conclusion that uncertainty then existed regarding the ability of the Company to continue as a going concern due to a mandatory commitment reduction in the Company's then existing credit facility that was required by July 31, 1997. However, the Company satisfied such commitment reduction on May 28, 1997 by applying the proceeds of the sale of its wholly-owned subsidiary, Healthcare Recoveries, Inc.


     On June 30, 1997, following a competitive review and request for proposal process in which Deloitte & Touche, the Company's then-present auditors, and a number of other nationally recognized accounting firms participated, the Company notified Deloitte & Touche that it had been dismissed as the Company's principal accountants and that the Company intended to engage new principal accountants. This action was recommended by the Audit Committee of the Company's Board of Directors, and the Board approved such change on June 27, 1997. On July 9, 1997, the Company engaged Price Waterhouse as the Company's new principal accountants.

     During the third quarter of 1997, in connection with a refinancing effort of the Company's then existing credit agreement, management evaluated certain revenue practices at Health Data Sciences Corporation ("HDS"), a wholly-owned subsidiary of the Company which was acquired by the Company in a merger transaction in June 1996 that was accounted for as a pooling-of-interests. These practices related principally to revenue recognized in fiscal years 1994, 1995 and 1996. As disclosed by the Company in its Form 10-Q for its fiscal quarter ending September 30, 1997, management determined that certain revenue of HDS was improperly recognized and, accordingly, determined to restate its financial statements for its 1994, 1995 and 1996 fiscal years and the first two fiscal quarters of its 1997 fiscal year. The effect of such restatements on the Company's net income (loss) for the years ended December 31, 1994, 1995 and 1996 was ($5.8) million, $(1.1) million and $(7.3) million, respectively. The cumulative reduction in assets caused by such restatement was $20.5 million.


     As a result of the HDS-related restatement, Deloitte & Touche withdrew its audit opinion dated March 31, 1997 in respect of the Company's 1994, 1995 and 1996 fiscal years. Consequently, the Company engaged Price Waterhouse to re-audit the Company's 1995 and 1996 fiscal years and audit the Company's nine-month period ending September 30, 1997. As indicated in a Current Report on Form 8-K filed by the Company on January 8, 1998 (the "January 8-K"), the Company determined to further restate the results of such periods to account for the December 1995 acquisition by the Company of Medical Management Sciences, Inc. ("MMS") on a purchase accounting basis. Such acquisition had previously been accounted for as a pooling-of-interests.

     Financial statements for the Company's 1995 and 1996 fiscal years and the nine-month period ended September 30, 1997 reflecting the HDS and MMS-related restatements were filed by the Company as an exhibit to the January 8-K. Such financial statements were audited by Price Waterhouse and accompanied by their audit opinion which was unqualified and was not subject to any modifying paragraphs.

                         ANNUAL REPORT TO STOCKHOLDERS

     The annual report of the Company for the year ended December 31, 1997, including audited financial statements, accompanies this Proxy Statement.

                           ANNUAL REPORT ON FORM 10-K


     The Company will provide without charge, at the written request of any beneficial stockholder of record on March 6, 1998, a copy of the Company's Annual Report on Form 10-K, including the financial statements and financial statement schedule, as filed with the Securities and Exchange Commission, except exhibits thereto. The Company will provide copies of the exhibits, should they be requested by eligible stockholders, and the Company may impose a reasonable fee for providing such exhibits. Requests for copies of the Company's Annual Report on Form 10-K should be mailed to:


                              MEDAPHIS CORPORATION
                              2700 Cumberland Parkway
                              Suite 300
                              Atlanta, Georgia 30339
                              Attention: Caryn Dickerson
                              Vice President and Treasurer

                             STOCKHOLDER PROPOSALS

REQUIREMENTS AND PROCEDURES FOR SUBMISSION OF PROXY PROPOSALS AND NOMINATIONS OF
                           DIRECTORS BY STOCKHOLDERS


     Nominations for the Board Of Directors. The Company expects to hold its 1999 annual meeting of stockholders in April of 1999, although the Company retains the right to change this date, as it may determine. The By-Laws provide that written notice of proposed stockholder nominations for the election of directors at the 1999 annual meeting of stockholders must be received by the Secretary of the Company not less than sixty days nor more than ninety days prior to the meeting. Notice to the Company from a stockholder who proposes to nominate a person for election as a director must satisfy the requirements of the Securities and Exchange Commission and the By-Laws. Stockholders wishing to nominate persons should contact the Company's Secretary at 2700 Cumberland Parkway, Suite 300, Atlanta, Georgia 30339.



     Proposals. Any stockholder who intends to present a proposal to be included in the Company's proxy materials to be considered for action at the 1999 annual meeting of stockholders must satisfy the requirements of the Securities and Exchange Commission and the proposal must be received by the Secretary of the Company on or before November 27, 1998 for review and consideration for inclusion in the Company's proxy statement and proxy card relating to that meeting.


                                 OTHER MATTERS

     The minutes of the annual meeting of stockholders held on May 19, 1997 and the minutes of the adjourned meeting of stockholders re-convened on June 17, 1997 will be presented to the meeting, but it is not intended that action taken under the proxy will constitute approval of the matters referred to in such minutes.

The Board knows of no other matters to be brought before the meeting. However, if any other matters should come before the meeting, the persons named in the proxy will vote such proxy in accordance with their judgment.

                            EXPENSES OF SOLICITATION


     The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, facsimile or mail by one or more employees of the Company. The Company also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of the Company's Common Stock. Corporate Investor Communications, Inc., will assist in the solicitation of proxies by telephone and/or by mail. The fee of Corporate Investor Communications, Inc. for providing these services is $4,000 plus any out-of-pocket expenses.


                                          RANDOLPH L. M. HUTTO
                                          Executive Vice President,
                                          General Counsel and Secretary


March 20, 1998

                                   EXHIBIT A

                  THIRD AMENDMENT TO THE MEDAPHIS CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN

     THIS THIRD AMENDMENT is made effective as of the 31st day of December, 1997, by MEDAPHIS CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the "Company");

                              W I T N E S S E T H:

     WHEREAS, the Company has previously adopted the Medaphis Corporation Employee Stock Purchase Plan (the "Plan");

     WHEREAS, the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company (the "Board") has previously approved a First Amendment to the Plan, which allows eligible employees to become participants in the Plan beginning on January 1st and July 1st of each calendar year;

     WHEREAS, the Compensation Committee has previously approved a Second Amendment to the Plan, which allows for the sale under the Plan of fractional shares of the common stock (the "Common Stock") of the Company;

     WHEREAS, the Compensation Committee has approved an increase in the number of shares of Common Stock available for sale under the Plan to 1,000,000 shares from 300,000 shares; and

     WHEREAS, the Compensation Committee has approved the other changes to the Plan set forth herein, which permit only whole shares of Common Stock to be sold under the Plan, and which effectively rescind the Second Amendment to the Plan.

     NOW, THEREFORE, the Company does hereby amend the Plan as follows:

          1. Section 7(a) of the Plan is amended, effective as of January 1, 1998, and subject to the approval of the stockholders of the Company as required by Section 13 of the Plan, by replacing the second sentence of
     Section 7(a) with the following:

             "The maximum number of Shares made available for sale under the Plan shall be one million (1,000,000), subject to adjustment upon changes in capitalization of the Company as provided in Paragraph 11."

     If and in the event that the foregoing amendment of Section 7(a) of the Plan is not approved by the stockholders of the Company within twelve (12) months following the effective date of the amendment, then the foregoing amendment of Section 7(a) of the Plan will be null and void.

          2. Section 6(a) of the Plan is amended, effective as of December 31, 1997, by replacing Section 6(a) with the following:

             "As of the beginning of each Purchase Period during each Enrollment Period, a Participant is granted an option to purchase that whole number of shares of Common Stock as does not exceed in value the result of dividing up to ten percent (10%) of the Participant's Compensation for that Purchase Period by the lesser of (i) eighty-five percent (85%) of the fair market value of the Common Stock on the first business day of the Purchase Period, or (ii) eighty-five percent (85%) of the fair market value of the Common Stock on the last business day of the Purchase Period."

          3. Section 6(b) of the Plan is amended, effective as of December 31, 1997, by replacing the first sentence thereof with the following:

             "On the last business day of each Purchase Period during an Enrollment Period, each Participant will be deemed to have exercised his option to the extent of the funds then held in the Participant's Contribution Account and such funds will be applied to the purchase of whole shares of Common Stock; provided, however, the number of shares purchased for a Participant shall not be less than 1 share."

     Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment.

     IN WITNESS WHEREOF, the Company has executed this Third Amendment to the Plan as of the day and the year first above written.

                                          MEDAPHIS CORPORATION

                                          By:     /s/ DAVID E. MCDOWELL

                                            ------------------------------------
                                                     David E. McDowell
                                            Chairman and Chief Executive Officer

ATTEST:

By:    /s/ RANDOLPH L. M. HUTTO
    ----------------------------------
           Randolph L. M. Hutto
                Secretary

                                                                      APPENDIX A


PROXY                         MEDAPHIS CORPORATION

               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                ANNUAL MEETING OF STOCKHOLDERS ON APRIL 30, 1998


    The undersigned hereby appoints DAVID E. McDOWELL and ALLEN W. RITCHIE, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of stock of Medaphis Corporation, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Thursday, April 30, 1998 at 10:00 a.m., Atlanta time, at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.


(1) To elect six (6) directors:

[ ] FOR all nominees listed (except as marked                    [ ] WITHHOLD AUTHORITY to vote for
  below to the contrary)                                           all nominees listed
Robert C. Bellas, Jr.                    John C. Pope
David R. Holbrooke, M.D.                 Dennis A. Pryor
David E. McDowell                        C. Christopher Trower

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
                               A LINE THROUGH THE
                       NOMINEE'S NAME IN THE LIST ABOVE.)

(2) To amend the Company's Employee Stock Purchase Plan to increase the number of shares of common stock of the Company available for sale under such plan to 1,000,000 from 300,000.

  [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

                                (Continued, and to be signed, on the other side)

(Continued from other side)


THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON THE OTHER SIDE OF THIS PROXY.


                                                 Date                    , 1998
                                                     --------------------

                                                 -------------------------------

                                                 -------------------------------

                                                 Please sign exactly as your
                                                 name or names appear hereon.
                                                 Where more than one owner is
                                                 shown above, each should sign.
                                                 When signing in a fiduciary or
                                                 representative capacity, please
                                                 give full title. If this proxy
                                                 is submitted by a corporation,
                                                 it should be executed in the
                                                 full corporate name by a duly
                                                 authorized officer. If a
                                                 partnership, please sign in
                                                 partnership name by authorized
                                                 person.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.